TOCQUEVILLE ASSET MANAGEMENT, L.P.
AMENDMENT TO THE
FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 9th day of June, 2014,  to the Fund Sub-Administration Servicing Agreement, dated as of June 26, 2007, as amended (the "Agreement"), is entered into by and between TOCQUEVILLE ASSET MANAGEMENT, L.P., (“TAM”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to add a new fund and amend the fees of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TOCQUEVILLE ASSET MANAGEMENT, L.P.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Robert W. Kleinschmidt	By: /s/ Michael R. McVoy

Printed Name: Robert W. Kleinschmidt	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

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Amended Exhibit A to the Fund Sub-Administration Servicing Agreement

Name of Series
The Tocqueville Fund
The Tocqueville Small Cap Fund
The Tocqueville Gold Fund
The Tocqueville International Value Fund
The Select Fund
The Delafield Fund
The Tocqueville Alternative Strategies Fund

Amended Exhibit B to the Fund Sub-Administration Servicing Agreement

FUND ADMINISTRATION/ COMPLIANCE SERVICES & LEGAL ADMINISTRATION SERVICES ANNUAL FEE SCHEDULE Tocqueville Trust--Effective 07/01/2014

Complex level fee structure based upon assets in the Trust
♦  ____% on first $____
♦  ____% on next $____
♦  ____% on the balance

♦ (Subject to $____ complex minimum for 7 funds)

Chief Compliance Officer Support Fee
♦  $____ /year

Legal Administration Fee
♦  $____ /year

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, third party auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Additional Services
Available but not included above are the following services – multiple classes, SEC §15(c) reporting, daily fund compliance testing, daily performance reporting and Advisor Information Source Web portal (detailed below).

Advisor Information Source Web Portal (not currently using)
▪  $____ /fund per month
▪  $____ /fund per month for clients using an external administration service
▪  Specialized projects will be analyzed and an estimate will be provided prior to work being performed

Extraordinary services - quoted separately
Fees are billed monthly.

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